UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2017

VYSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	000-53754	20-2027731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Aylesbury Rd. Worcester, MA 01609
(Address of principal executive offices)

(866) 674-5238
(Registrant’s telephone number, including area code)

2480 Briarcliff Rd., #6 Suite 159 Atlanta, GA 30329
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2017, Steven Rotman, age 78, was elected Chief Executive Officer and a Director of Vystar Corporation. Mr. Rotman has been President and CEO of Rotmans, one of the oldest and largest, furniture and carpet retailers in New England, for more than 40 years.  In addition, he is the founder and managing partner of NHS Holdings, a company that in 2015 became the exclusive distributor of Vytex™ natural rubber latex foam in the U.S. and laid the groundwork for Vytex’s entrance to the home furnishings industry. Mr. Rotman received a BBA degree from Clark University and an MS from New York University. Compensation arrangements for Mr. Rotman in his role as Chief Executive Officer are under discussion.

On the same date, William Doyle retired from his positions as Chairman, Chief Executive Officer, President and a director of Vystar. Mr. Doyle will continue with Vystar as a Product Development Consultant.

On the same date, two additional new directors were added to the Board.

Bryan Stone, M.D, age 51, has advised Vystar over the past years relating to product development for the healthcare industry and brings to the Board an understanding of the challenges of new product development for start-up companies. He is the Chairman of Medicine at Desert Regional Medical Center in Palm Springs, Calif., and is the Medical Director at multiple DaVita Dialysis Centers. He is also an entrepreneur, serving as the Interim CEO of Fluid Energy Conversion, Inc., a firm specializing in molecular fluid mechanics, specifically high efficiency mass producible energy conversion technologies.

Joseph Allegra, PhD, age 39, has followed Vystar’s progress for numerous years and has assisted as an investment advisor and investor, providing insight into positioning the company to attract investors, particularly in the healthcare sector. He currently is an Instructor of Epidemiology and Biostatistics at the University of Georgia and an Investment Advisor at Lincoln Lee Investments in Atlanta. Previously he was a Senior Drug Safety Associate at Genentech. Dr. Allegra received his BA in Psychology from Boston University, and his Masters of Public Health and Doctor of Philosophy degrees from the University of Georgia.

In connection with their election to the Board of Directors, Mr. Rotman, Dr. Stone and Dr. Allegra were each granted options to acquire 500,000 shares of Common Stock of the Company at an option price of $.05 per share, the closing price of the Common Stock on December 15, 2017, the last closing date of the Common Stock prior to their elections. Such options vest 25,000 quarterly beginning December 31, 2017, and continuing for each fiscal quarter thereafter for so long as Mr. Rotman, Dr. Stone and Dr. Allegra, respectively, remain in the continuous service of the Company as a director.

On December 17, 2017, Jason Meggs resigned from the Company’s Board of Directors. Mr. Meggs’ resignation did not result from any disagreement with the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated December 20, 2017, announcing the appointment of Steven Rotman, Dr. Bryan Stone and Dr. Joseph Allegra as directors, Mr. Rotman as Chief Executive Officer and the retirement of Mr. Doyle as Chairman, Chief Executive Officer and President of Vystar Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION

December 20, 2017

	By:	/s/ Steven Rotman
Steven Rotman Chief Executive Officer